Exhibit 99.1

eLoyalty Corporation 2006/2007 Salary

Replacement Program

(as Amended and Restated as of February 13, 2008)

REVOLUTIONARY ANALYTICS. BREAKTHROUGH RESULTS.™

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1.	Program Objectives

The purpose of the eLoyalty Corporation 2006/2007 Salary Replacement Program (the “Program”) is to (1) generate short-term cash savings, (2) motivate the creation of shareholder value, and (3) encourage an ownership culture. In order to achieve this purpose, Participants are granted eLoyalty Corporation (“eLoyalty”) common stock in place of a certain portion of their salary.

2.	Effective Period:

On November 8, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of eLoyalty Corporation adopted the 2006/2007 Salary Replacement Program to be effective December 1, 2006 through the end of 2007. On October 12, 2007, the Committee approved the modification and extension of the Program, with a new “Effective Period” from November 1, 2007 until December 31, 2008, subject to amendment or termination by eLoyalty as provided for herein. On February 13, 2008, the Committee approved further modifications in respect of eligibility criteria and the Salary Adjustment and Stock Grant Percentages applicable to Participants at the Vice President level and above. In the case of changes made to the Salary Adjustment and Stock Grant Percentages, such modifications were authorized to be retroactively effective as of January 1, 2008.

3.	Eligibility

Participation is mandatory for employees at the Vice President (or similarly-situated) level and above, as well as for non-sales employees at the Senior Principal and Director levels, who are based in North America. Participation by any individual in this Program will be determined by eLoyalty in its sole discretion. eLoyalty reserves the right to amend the Program’s eligibility requirements to allow for additional classes of participants on a mandatory or voluntary basis.

4.	Salary Adjustment

At the beginning of the Effective Period, or upon initially becoming a Participant in the Program, a Participant’s then-current annual base salary is adjusted according to the following schedule:

Employee Level	Annual Base Salary	“Salary Adjustment Percentage”

Vice President & President	$300,001 - above	-37.5%
Vice President	$250,001 - $300,000	-32.5%
Vice President	$200,001 - $250,000	-22.5%
Vice President	$0 - $200,000	-17.5%
Senior Principal & Director	All	-10.0%

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For purposes of the Program, a Participant’s Cash Equivalent Salary is considered to be the Participant’s normal base salary prior to the application of the Salary Adjustment Percentage (the “Cash Equivalent Salary”). A Participant’s Cash Salary is considered to be his or her normal base salary less the applicable Salary Adjustment Percentage (the “Cash Salary”). The Cash Salary will be the salary rate at which the Participant is to be paid via and in accordance with eLoyalty’s regular semi-monthly payroll procedures.

A Participant’s Cash Equivalent Salary is subject to adjustment from time to time at eLoyalty’s discretion. In the event that a Participant’s Cash Equivalent Salary is so adjusted, the appropriate Salary Adjustment Percentage will be applied in accordance with the table above as necessary to determine a revised Cash Salary.

5.	Quarterly Stock Grants

Subject to approval of each such grant by the Committee, grants of eLoyalty common stock under the eLoyalty Corporation 1999 Stock Incentive Plan (the “Plan”) will be made quarterly to active Participants on or around each of the following dates (which are subject to change): November 9, 2007, February 19, 2008, May 9, 2008, August 8, 2008 and November 7, 2008. Such shares will be granted without restriction (i. e. vest immediately) and as such may be immediately traded upon delivery to the Participant, subject to certain restrictions as discussed in Section 6 herein.

The number of shares applicable to each quarterly grant (with the exception of the November 7, 2008, grant, as discussed below) will be determined by the following formula:

Number of Shares = (Adjustment Amount / 4) / Share Price ) + 2

For purposes of this calculation, “Adjustment Amount” is equal to the Participant’s Cash Equivalent Salary in effect on the date of the applicable grant multiplied by his or her Stock Grant Percentage as determined according to the following schedule:

Employee Level	Annual Base Salary	“Stock Grant Percentage”
Vice President & President	$300,001 - above	42.5%
Vice President	$250,001 - $300,000	37.5%
Vice President	$200,001 - $250,000	27.5%
Vice President	$0 - $200,000	22.5%
Senior Principal & Director	All	10.0%

The “Share Price” is the closing sale price of eLoyalty common stock as of the date selected by the Committee in connection with the applicable grant.

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The number of shares so calculated will be rounded up to the next whole share, with two (2) additional whole shares added to grants made to Participants. All shares granted under this Program will be subjected to payroll tax withholding and delivered to the Participant’s eTrade brokerage account as soon as practicable after the applicable grant date. Stock grants provided hereby are further subject to the terms and conditions of the Plan.

The grant scheduled to be made on or around November 7, 2008 will be a partial grant in light of the fact that such grant will be made in respect of a two-month, rather than a three-month, period.

6.	Continued Applicability of Insider Trading Policy

Even though the shares granted under the Program vest immediately, all provisions of eLoyalty’s existing Insider Trading Policy apply to all trading of those shares in all respects. For example, Participants may not sell the shares granted under the Program during the black-out periods set forth in the Insider Trading Policy if they are considered to be Insiders as that term is defined in the policy. Furthermore, no Participant may, under any circumstances, trade if they possess material nonpublic information, whether or not a blackout period is in effect.

Executive officers who are Participants must inform and obtain the permission of the General Counsel before selling shares, as required under the Insider Trading Policy. Other Insiders are required to notify the General Counsel of any trades completed, but are not required to pre-clear trades of stock issued under this program. Participants who are not Insiders do not have to seek pre- or post-approval for trades.

7.	Effect on Employee Benefits

Wherever possible and to the extent practical and allowed by law or regulation, the Participant’s Cash Equivalent Salary will be considered the salary of record for purposes of determining eligibility and benefits under the following eLoyalty plans and programs as may be applicable to a particular Participant:

•	Life Insurance

•	Accident Insurance

•	Accidental Death & Dismemberment Insurance

•	Long-Term Disability

•	Short-Term Disability

•	Bonuses and Commissions

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•	Severance

The specific terms and conditions will be governed by the applicable plan document, policy or other controlling document.

8.	Tax Withholding

Prior to the delivery of any shares of stock in respect of any grant made to a Participant, eLoyalty will withhold shares which would otherwise be delivered to a holder in satisfaction of any Federal, state, local or other payroll taxes which may be required to be withheld in connection with the award. eLoyalty will withhold whole shares having an aggregate fair market value (as such term is defined in the eLoyalty Corporation 1999 Stock Incentive Plan) determined as of the date the obligation to withhold or pay taxes arises in connection with the award; provided, however, that in the case of a Participant who is subject to Section 16 of the Exchange Act, eLoyalty may require that the method of satisfying such an obligation be in compliance with Section 16 and the rules and regulations thereunder.

9.	Employees Who Become Eligible During the Effective Period

If an employee becomes an eligible Participant during the Effective Period (e.g., as the result of a hire or promotion), any applicable salary adjustment hereunder will be applied as of the effective date of such eligibility. A pro-rata “catch-up” grant will be made to the Participant at the time of the next regularly scheduled quarterly stock grant under this Program.

10.	Termination of Employment

If a Participant’s employment with eLoyalty is terminated for any reason, whether voluntary or involuntary, eLoyalty reserves the right to require the Participant to repay any overpayment of compensation that occurs as a result of such termination. eLoyalty will determine the form and timing of any such repayment in its sole discretion. To the extent necessary to recover any amount owed by the Participant to eLoyalty hereunder, the Participant authorizes eLoyalty to deduct any other amounts that may be due to eLoyalty from any amount owed to the Participant, to the extent allowable by law and without prejudice to any other remedies eLoyalty may have to recover the amount owed, in full or partial satisfaction of the Participant’s repayment obligation. In the event that the amount owed is not timely repaid, eLoyalty reserves the right to take all such other action that it deems necessary to recover such amount, including legal action. If eLoyalty takes such action, it will be entitled to recover from the Participant all costs, fees and expenses incurred, including interest, collection fees, attorneys’ fees, court costs, and all other related expenses, to the extent allowable by law.

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11.	Termination of Participation

A Participant’s eligibility under this Program will terminate on the earliest of the following dates:

A.	The date the Participant no longer meets the eligibility requirements of the Program;

B.	The date that the Participant’s employment at eLoyalty is terminated for any reason;

C.	The date the Program is terminated; or

D.	The date that eLoyalty advises the Participant that he or she is no longer a Participant for any other reason at eLoyalty’s sole discretion.

12.	Amendment and Termination of Program

eLoyalty reserves the absolute right at its sole discretion to amend this Program at any time and from time to time. eLoyalty also reserves the right to terminate this Program at any time without liability. In the event of an amendment or termination of this Program, Participants will be notified as early as reasonably practicable.

13.	No Right to Continue Employment or as a Stockholder

Nothing in this Program will be construed as creating any right in the Participant to continued employment with eLoyalty, or as altering or amending the existing terms and conditions of the Participant’s employment. Participation in the Program is not a guarantee of employment for a quarter or any other specified period of time. Either eLoyalty or the Participant may terminate the Participant’s employment with eLoyalty at any time, with or without written notice. This Program shall not confer upon any Participant any rights as a stockholder of eLoyalty prior to the date on which all conditions for receipt of such rights hereunder are satisfied.

14.	Interpretation; Governing Law

Any interpretation by eLoyalty of the terms and conditions of the Program will be final. All determinations made and actions taken pursuant hereto, to the extent not otherwise governed by applicable law or regulation of the United States, will be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to the principles of conflicts of law.

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